EXHIBIT 5.1

November 30, 2007
180 Connect Inc.
6501 E. Belleview Avenue
Englewood, Colorado 80111

Re:	2,000,000 shares of common stock, $0.0001 par value (the “Common Stock”) to be issued pursuant to the 180 Connect Inc. 2007-Long Term Incentive Plan (the “LTIP Plan”) and 167,999 shares of Common Stock to be issued pursuant to individual awards of stock appreciation rights awarded to certain of the Company’s employees, officers and directors (the “SAR Awards” and together with the LTIP Plan, the “Plans”).
     Dear Ladies and Gentlemen:
     We have acted as counsel for 180 Connect Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 2,167,999 shares of Common Stock to be issued pursuant to the Plans.
     As your counsel in connection with this transaction, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereafter set forth.
     It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement any amendments thereto.

Very truly yours,
/s/ McDermott, Will & Emery LLP